                                                                    Exhibit 99.1




CONTACT: Richard G. Satin - Vice President Operations and General Counsel MEDICAL ACTION INDUSTRIES INC.
              (631) 231-4600

                                                           FOR IMMEDIATE RELEASE


                MEDICAL ACTION INDUSTRIES REPORTS RECORD EARNINGS
                     AND REVENUES FOR THE FISCAL YEAR ENDED
                                 MARCH 31, 2004

                                     ------

                        RECORD FOURTH QUARTER NET INCOME

                                     ------

         HAUPPAUGE, N.Y., June 2, 2004 - Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue and earnings for the fiscal year ended March 31, 2004.

         Net sales for the twelve months ended March 31, 2004 increased to a record $127,601,000 as compared to $104,822,000 for the twelve months ended March 31, 2003. Income before income taxes increased 14% to a record $15,024,000 as compared to $13,164,000 reported for this same period last year, while net income for the period rose 15% to a record $9,434,000, or $.95 per basic share ($.92 per diluted share), compared with $8,201,000 or $.86 per basic share ($.81 per diluted share), reported for the same period last year. This marks the ninth consecutive year of record sales and the seventh consecutive year of record net income.

         Net sales for the fiscal 2004 fourth quarter increased to $31,610,000 from the $29,703,000 in net sales reported for the three months ended March 31, 2003. Net income for the fiscal 2004 fourth quarter increased to a record $2,450,000, or $.24 per basic share ($.24 per diluted share), from the $2,411,000, or $.25 per basic share ($.24 per diluted share), reported for the same period in 2003.
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         Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on June 2, 2004. You may participate in the conference call by calling 1-877-715-5317 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST) on June 2, 2004.

         "These record operating results reflect the successful integration of our acquisitions consummated during fiscal 2003, and continued strong growth from our line of minor procedure kits and trays, operating room towels and patient aids. Our financial condition was significantly strengthened during the past fiscal year, which allowed us to repay $15,635,000 of long-term debt," said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

         In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2005 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

         o For the year ended March 31, 2005, Medical Action anticipates reporting record net income for the eighth consecutive year and record revenue for the tenth consecutive year.

         o Medical Action anticipates that earnings per share in the first quarter of fiscal 2005 should be in the range of $.23 to $.25 per diluted share.

         o Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

                                       ###

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action's operations and future results. Please see the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

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

                         MEDICAL ACTION INDUSTRIES INC.
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)

                                            FOR THE THREE MONTHS ENDED               FOR THE TWELVE MONTHS ENDED
                                          -------------------------------          ---------------------------------
                                            3/31/04             3/31/03               3/31/04              3/31/03
                                          -----------         -----------          ------------         ------------
NET SALES                                 $31,610,000         $29,703,000          $127,601,000         $104,822,000
INCOME BEFORE
  INCOME TAXES                              3,795,000           3,815,000            15,024,000           13,164,000
NET INCOME                                  2,450,000           2,411,000             9,434,000            8,201,000
EARNINGS PER SHARE:
         BASIC                                    .24                 .25                   .95                  .86
         DILUTED                                  .24                 .24                   .92                  .81
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING:
         BASIC                             10,102,161           9,654,586             9,977,490            9,578,136
         DILUTED                           10,364,276          10,176,119            10,240,081           10,183,911


                           SUMMARY BALANCE SHEET DATA

                                                                              MARCH 31,                  MARCH 31,
                                                                                   2004                       2003
                                                                                   ----                       ----
RECEIVABLES (NET):                                                          $10,669,000                $10,144,000
INVENTORIES:                                                                 18,616,000                 16,079,000
TOTAL CURRENT ASSETS:                                                        31,066,000                 28,328,000
TOTAL ASSETS:                                                                85,297,000                 84,744,000
TOTAL CURRENT LIABILITIES:                                                   13,632,000                 11,918,000
LONG-TERM DEBT, LESS CURRENT PORTION:                                        11,720,000                 27,355,000
SHAREHOLDERS' EQUITY:                                                        56,807,000                 43,034,000


                               KEY FINANCIAL DATA

CURRENT RATIO                                                                       2.3                        2.4
DEBT TO EQUITY RATIO                                                                .30                        .76
BOOK VALUE PER SHARE                                                              $5.57                      $4.43



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